Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Linda Sheffield	Courthouse Plaza NE
937-242-9093	937-242-9237	Dayton, OH 45463

FOR IMMEDIATE RELEASE

NEWPAGE CORPORATION ANNOUNCES IMPROVED FINANCIAL RESULTS

Dayton, Ohio. – March 13, 2006 – NewPage Corporation today announced its financial results of operations for the fourth quarter and for the full year 2005. Net sales were $595 million in the fourth quarter of 2005 compared to $533 million for the fourth quarter of 2004, an increase of 11.5%. For the full year 2005, net sales were $2,280 million compared to $2,176 million for the full year 2004, an increase of 4.8%. Net loss was $22 million in the fourth quarter of 2005 compared to a net loss of $252 million in the fourth quarter of 2004. For the full year 2005, a net loss of $65 million compared to a net loss of $301 million for the full year 2004.

EBITDA was $41 million for the fourth quarter of 2005 compared to negative EBITDA of $201 million for the fourth quarter of 2004. Included in the fourth quarter of 2005 is an unrealized loss of $31 million for the mark-to-market value of the purchased option contract, LIFO effect of $4 million and transition costs of $6 million. EBITDA was $231 million for the full year 2005 compared to negative EBITDA of $100 million for the full year 2004. The 2004 financial results included a charge for goodwill impairment of $238 million, recorded in the fourth quarter of 2004. The increase in EBITDA from 2004 to 2005 was the result of higher coated paper prices partially offset by an unrealized loss of $25 million based on the non-cash mark-to-market value of a purchased option contract, and by higher inflation and higher energy costs. The purchased option contract is a basket of options based on a mix of natural gas, market pulp and the euro. The instrument is intended to protect against significant declines in coated paper market prices.

The increase in net sales was largely the result of higher average coated paper prices of $875 per ton during the fourth quarter of 2005 compared to $838 per ton in the fourth quarter of 2004, and an increase in coated paper sales volumes of 537,000 tons in the fourth quarter of 2005 from 490,000 tons in the fourth quarter of 2004. Year over year, prices increased to $872 per ton in 2005 from $797 per ton in 2004. “The fourth quarter in 2005 was stronger than the comparable period in 2004 as markets rebounded in the second half,” said Mark A. Suwyn, chairman of the board and interim chief executive officer. “For the year, coated volumes were lower due largely to industry-wide inventory adjustments and market softness in the second quarter 2005. We’ve been able to improve pricing year over year, and additional pricing initiatives are underway in the first quarter of 2006.”

Cost of sales for the fourth quarter of 2005 was $528 million compared to $522 million for the fourth quarter of 2004. For the full year, cost of sales was $2,091 million for 2005 compared to $2,145 million for 2004. During the year, the business experienced inflationary pressures for energy, chemicals and wood and additionally incurred costs to control inventory levels with market-related downtime. However, these cost pressures were offset by savings from productivity improvement programs and lower depreciation. “We had outstanding productivity performance in 2005, exceeding our goals, and have set similarly aggressive goals for 2006,” said Suwyn.

Maintenance expenses in the fourth quarter 2005 were up modestly from the third quarter 2005 due to planned maintenance outages. Coated system maintenance expenses in the fourth quarter of 2005 were $42 million compared to $46 million in the fourth quarter of 2004. For the full year, coated system maintenance expenses were $173 million in 2005 compared to $171 million for 2004.

Selling, general and administrative expenses were $28 million in the fourth quarter 2005 compared to $33 million for the fourth quarter 2004, a decrease of 13.2%. Included in the fourth quarter financial results of 2005 are transitional costs of $6 million, including charges to costs of goods sold, related to establishing NewPage as a stand-alone company. “We have our corporate cost structure in place, and we were able to accomplish this at a lower run-rate than previously allocated to the predecessor organization. I’m pleased with the transition and the results,” stated Suwyn. Selling, general and administrative expenses for the full year 2005 were $118 million compared to $129 million for the full year 2004, a decrease of 8.2%.

Net cash provided by operating activities was $60 million in the fourth quarter of 2005 compared to $69 million in the fourth quarter of 2004.

“In the fourth quarter, we continued to respond to higher inflation. Strong operations and continued productivity gains offset inflation in the fourth quarter,” said Suwyn. “Our coated facilities ran well in 2005 with record operations. Debt reduction is one of our top priorities, and we are generating strong cash flows from operations. As of today, we have all of the critical elements in place and are running the company as a stand-alone business. We are monetizing non-core assets having signed definitive agreements in the first quarter of 2006 to sell our carbonless business operations and Rumford hydro facilities for combined gross proceeds of $224 million. Overall, we are pleased with our rapid progress.”

“The strong operating earnings and a focus on cash allowed us to reduce debt by $131 million between our start up in May and year end,” said Suwyn. As of December 31, 2005, the company had $242 million of borrowing availability under its revolving senior credit facility with $46 million outstanding.

Outlook

“In 2005 and continuing into 2006, we made significant strides toward restructuring the company and reducing debt that will enable us to sharpen our focus on the coated paper business; and we are positioning NewPage for continued success going forward,” added Suwyn. “In terms of our other priorities, we are delivering on the monetization of certain non-core assets.”

In January 2006, NewPage signed a definitive agreement to sell its two hydroelectric-generating facilities of the Rumford Falls Power Company to Brookfield Power for a cash sales price of $144 million. In February 2006, NewPage signed a definitive agreement with P.H. Glatfelter Company for the sale of the carbonless business facilities in Fremont and Chillicothe, Ohio for a cash sales price of $80 million. Both transactions are expected to close in the first half of 2006. “In compliance with our credit agreements, we will use the proceeds from both divestitures to pay down debt or reinvest in the business,” said Suwyn.

“Changes in crude oil and other energy costs will continue to affect the cost of certain papermaking raw materials, purchased energy and distribution,” said Suwyn. “On a year over year basis,

we expect inflation will continue to run high, although we are starting to experience some relief. We will continue to aggressively pursue productivity initiatives to offset inflation in 2006.”

“As we take a look at the market dynamics, the operating rates in the coated paper market continue to improve and business drivers such as capacity closures, GDP growth and advertising spend remain positive,” Suwyn added. “We announced a $50 per ton price increase on most coated grades, an impact which we believe will be partially realized in the first quarter.”

			Non-GAAP
	Successor -		Combined
	NewPage		Predecessor
	Corp.	Predecessor	and
	Fourth	Fourth	Successor	Predecessor
	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004
	Unaudited	Unaudited	Unaudited
Net sales	$595	$533	$2,280	$2,176
Cost of sales	528	522	2,091	2,145
Selling, general and administrative expense	28	33	118	129
Goodwill impairment	—	238	—	238
Interest expense	38	2	132	9
Unrealized loss on option contract	31	—	25	—
Other (income) expense	(4)	(1)	(10)	(6)
Income (loss) before income taxes	(26)	(261)	(76)	(339)
Income tax expense	(4)	(9)	(11)	(38)
Net income (loss)	$(22)	$(252)	$(65)	$(301)
Supplemental Information:
EBITDA (1)	$41	$(201)	$231	$(100)

Note: The following discussions of the results of operations are based on the Printing and Writing Papers Business of MeadWestvaco Corporation and our post-acquisition results. Accordingly, the results of operations for historical as well as future periods may not be comparable to the prior periods.

(1) Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage fourth quarter and year end 2005 earnings conference call is scheduled for today, March 13, 2006, at 11:00 a.m. (ET) and is accessible on the company’s Web site and via conference call. Following the session, questions will be taken from registered analysts and investors. Parties interested in accessing the live conference call on the Web should connect to the NewPage Web site at www.NewPageCorp.com and click on Fourth Quarter/Year-End 2005 Conference Call. After connecting to this page, please follow the instructions to access the webcast in listen and view mode. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may participate in the live conference call by dialing 800-553-0272 (toll-free domestic) or 612-288-0337 (international). To register, please call in at least 10 minutes before the conference call begins. A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code: 819050. The replay will be available starting at 2:30 p.m. (ET) on March 13, 2006, and will remain available until noon (ET) on April 17, 2006.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated and carbonless papers in North America. With 6,100 employees, the company operates five integrated pulp and paper manufacturing mills located in Chillicothe, Ohio; Escanaba, Michigan; Luke, Maryland;

Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.5 million tons of coated and carbonless paper. For additional information, please visit the company’s Web site at www.NewPageCorp.com.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply and/or demand and/or prices for our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statement of Operations

Fourth Quarters Ended December 31, 2005 and 2004

(In millions)

	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2005	Predecessor Fourth Quarter Ended December 31, 2004
	Unaudited	Unaudited
Net sales	$595	$533

Cost of sales	528	522
Selling, general and administrative expenses	28	33
Goodwill impairment	—	238
Interest expense	38	2
Unrealized loss on option contract	31	—
Other (income) expense, net	(4)	(1)

Income (loss) before income taxes	(26)	(261)
Income taxes (benefit)	(4)	(9)

Net income (loss)	$(22)	$(252)

NewPage Corporation

Consolidated Statements of Operations

Years Ended December 31, 2005 and 2004

(In millions)

	Successor - NewPage Corporation Eight Months Ended December 31, 2005	Predecessor - Four Months Ended April 30, 2005	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Predecessor - Year Ended December 31, 2004
	Unaudited		Unaudited
Net sales	$1,564	$716	$2,280	$2,176

Costs of sales	1,418	673	2,091	2,145
Selling, general and administrative expenses	79	39	118	129
Goodwill impairment	—	—	—	238
Interest expense	111	21	132	9
Unrealized loss on option contract	25	—	25	—
Other (income) expense, net	(8)	(2)	(10)	(6)

Income (loss) before income taxes	(61)	(15)	(76)	(339)
Income tax (benefit)	(4)	(7)	(11)	(38)

Net income (loss)	$(57)	$(8)	$(65)	$(301)

NewPage Corporation

Condensed Consolidated Balance Sheet (unaudited)

December 31, 2005

(In millions)

ASSETS
Cash and cash equivalents	$1
Accounts receivable, net	233
Inventories	437
Other current assets	22
Total current assets	693

Property, plant and equipment, net	1,414
Intangibles and other assets	195
TOTAL ASSETS	$2,302

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$184
Accrued expenses	135
Current maturities of long-term debt	8
Total current liabilities	327

Long-term debt	1,555
Other long-term obligations	57
Deferred income taxes	16

Commitments and contingencies

Stockholder’s equity:
Common stock, 100 shares authorized, issued and outstanding, $0.01 per share par value	—
Additional paid-in capital	399
Accumulated deficit	(57)
Accumulated other comprehensive income	5
Total stockholder’s equity	347
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$2,302

NewPage Corporation

Condensed Consolidated Statement of Cash Flows (unaudited)

Fourth Quarters Ended December 31, 2005 and 2004

(In millions)

	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2005	Predecessor Fourth Quarter Ended December 31, 2004
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(22)	$(252)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	29	58
Amortization of debt issuance costs and debt discount	2	—
Unrealized (gain) loss on option contracts	31	—
Deferred income taxes	(3)	(7)
Investees - earnings and distributions	3	5
Goodwill impairment	—	238
LIFO effect	4	—
(Gain) loss on disposal of property, plant & equipment	—	2
Changes in operating assets and liabilities	16	25
Net cash provided by (used in) operating activities	60	69

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37)	(33)
Net cash used in investing activities	(37)	(33)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions	4	—
Payment on long-term debt	(2)	(33)
Net borrowings (payments) on revolving credit facility	(25)	—
Net transactions with MeadWestvaco Corporation	—	(3)
Net cash provided by (used in) financing activities	(23)	(36)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	1	—
Cash and cash equivalents at end of period	$1	$—

NewPage Corporation

Condensed Consolidated Statement of Cash Flows

Years Ended December 31, 2005 and 2004

(In millions)

	Successor - NewPage Corporation Eight Months Ended December31, 2005	Predecessor - Four Months Ended April 30, 2005	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Predecessor - Year Ended December 31, 2004
	Unaudited		Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(57)	$(8)	$(65)	$(301)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	99	76	175	230
Amortization of debt issuance costs and debt discount and write-off of bridge financing costs	17	—	17	—
Unrealized (gain) loss on option contracts	25	—	25	—
Deferred income taxes	(4)	(7)	(11)	(38)
Investees - earnings and distributions	5	1	6	9
Goodwill impairment	—	—	—	238
LIFO effect	10	—	10	—
Loss on defeasance of debt	—	18	18	—
(Gain) loss on disposal of property, plant & equipment	—	—	—	5
Equity award expense	1	—	1	—
Changes in operating assets and liabilities	73	(78)	(5)	97
Net cash provided by (used in) operating activities	169	2	171	240

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition	(1,974)	—	(1,974)	—
Capital expenditures	(67)	(17)	(84)	(88)
Proceeds from sale of property, plant and equipment	—	—	—	1
Cash paid for option contracts	(73)	—	(73)	—
Net cash used in investing activities	(2,114)	(17)	(2,131)	(87)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions	441	—	441	—
Proceeds from issuance of long-term debt and initial draw of revolver	1,694	—	1,694	—
Payment of debt issuance costs	(58)	—	(58)	—
Payment on long-term debt	(2)	—	(2)	(39)
Net borrowings (payments) on revolving credit facility	(129)	—	(129)	—
Net transactions with MeadWestvaco Corporation	—	15	15	(114)
Net cash provided by (used in) financing activities	1,946	15	1,961	(153)

Net increase (decrease) in cash and cash equivalents and cash and equivalents at end of period	$1	$—	$1	$—

Non-cash transaction—Issuance of NewPage Holding PIK Notes to MeadWestvaco Corporation as consideration	$100	$—	$100	$—

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

(In millions)

	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2005	Predecessor - Fourth Quarter Ended December 31, 2004	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Predecessor - Year Ended December 31, 2004

Net income (loss)	$(22)	$(252)	$(65)	$(301)
Plus:
Income tax expense (benefit)	(4)	(9)	(11)	(38)
Interest expense	38	2	132	9
Depreciation and amortization	29	58	175	230

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$41	$(201)	$231	$(100)

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

NewPage Corporation

Segment Information

(In millions)

	Successor - NewPage Corporation Fourth Quarter Ended December 31, 2005	Predecessor - Fourth Quarter Ended December 31, 2004	Non-GAAP Combined Successor and Predecessor Year Ended December 31, 2005	Predecessor - Year Ended December 31, 2004
	Unaudited	Unaudited	Unaudited
Net sales:
Coated paper	$495	$436	$1,862	$1,779
Carbonless paper	100	97	418	397
	$595	$533	$2,280	$2,176

Segment profit (loss):
Coated paper	$34	$(250)	$83	$(300)
Carbonless paper	7	(11)	(7)	(39)
Interest and other corporate items	(67)	—	(152)	—
Income (loss) before income taxes	$(26)	$(261)	$(76)	$(339)

Segment depreciation and amortization:
Coated paper	$30	$46	$159	$182
Carbonless paper	(1)	12	16	48
	$29	$58	$175	$230